SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – July 21, 2005

(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

703 Curtis Street, Middletown, OH	45043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Acceleration of Certain Unvested Stock Options

On July 21, 2005, the Board of Directors of AK Steel Holding Corporation (the “Company”), upon recommendation of its Compensation Committee, approved the acceleration of the vesting of “underwater” unvested options held by employees of the Company, including executive officers. A stock option was deemed to be “underwater” if the option exercise price was greater than $8.91, the closing price of the Company’s stock on July 21, 2005.

The decision to accelerate the vesting of these stock options was made primarily to reduce compensation expense that otherwise likely would be recorded in future periods following the Company’s anticipated adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123R, issued by the Financial Accounting Standard Board and entitled “Share-Based Payment” (“FAS 123R”). In addition, the Company believes that underwater stock options may not be providing the affected current employees a sufficient retention incentive when compared to the potential future compensation expense that would have been attributable to such stock options under FAS 123R.

FAS 123R sets forth accounting requirements for ”share-based” compensation to employees and requires companies to recognize in their income statements the grant-date fair value of stock options and other equity-based compensation. Upon adoption by the Company, FAS 123R will apply to options granted on or after January 1, 2006, as well as to outstanding options that have not vested prior to January 1, 2006. It will require that compensation expenses associated with stock options be recognized in the income statement of the Company rather than as a footnote disclosure.

As a result of the Board’s action, unvested stock options to purchase 180,000 shares of the Company’s common stock became exercisable effective July 22, 2005, rather than the later dates when they would have vested in the normal course. The Company typically issues options to its executive officers and other key managers that vest over a three-year period. The Company expects that this action will reduce the Company’s share-based compensation expense (on an after tax basis) by approximately $247,000 in 2006, $240,000 in 2007 and $14,000 in 2008, based upon estimated valuation calculations using the Black-Scholes methodology. The table attached as Exhibit 99.1 summarizes the outstanding options subject to accelerated vesting.

Item 8.01. Other Events

Adoption of Stock Ownership Guidelines

On July 21, 2005, the Board of Directors of AK Steel Holding Corporation, upon the joint recommendation of its Nominating and Governance Committee and its Compensation Committee, adopted stock ownership guidelines for directors and executive officers of the Company. Directors are expected to own shares of Company stock equal in market value to five times the cash portion of the Board’s annual retainer. Current directors are expected to attain the minimum level of target ownership within a period of five years from the adoption of this policy. A new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. Mr. James L. Wainscott, the Company’s President and Chief Executive Officer, is expected to own shares of Company stock equal in market value to three times his annual base salary. Other executive officers have varying ownership targets of up to one-and-one-half times their annual base salary. All current executive officers are expected to attain their minimum level of target ownership within a period of three years from the adoption of this policy. New executive officers will be expected to attain a specified minimum level of target ownership approved by the Board within a period of three years from the date he or she is first elected an executive officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit:

99.1	Summary of Stock Options Subject to Acceleration

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: July 25, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Summary of Stock Options Subject to Acceleration